UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No 4)


                                   JOULE INC.
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                                (Name of Issuer)


                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)


                                   481109 10 6
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                                 (CUSIP Number)


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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 481109 10 6

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1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons (entities only)

         Steven Logothetis

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2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
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3)       SEC Use Only
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4)       Citizenship or Place of Organization

         U.S.A.
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Number of                  (5)      Sole Voting Power:        476,622 Shares
Shares                     -----------------------------------------------------
Beneficially               (6)      Shared Voting Power:      0
Owned by                   -----------------------------------------------------
Each                       (7)      Sole Dispositive Power:   476,622 Shares
Reporting                  -----------------------------------------------------
Person With                (8)      Shared Dispositive Power: 0
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9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         476,622 Shares
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10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions) [X]
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11)      Percent of Class Represented by Amount in Row 9

         13.0%
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12)      Type of Reporting Person (See Instructions)

         IN
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ITEM 1(a) NAME OF ISSUER:

Joule Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1245 Route 1 South
Edison, New Jersey  08837

ITEM 2(a) NAME OF PERSON FILING:

Steven Logothetis

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

1245 Route 1 South
Edison, New Jersey  08837

ITEM 2(c) PLACE OF ORGANIZATION:

Not Applicable

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

Common Stock, par value $.01 per share

ITEM 2(e) CUSIP NUMBER:

481109 10 6

ITEM 3.

Not Applicable

ITEM 4. OWNERSHIP:

         (a)      Amount beneficially owned:  476,622 Shares

         (b)      Percent of class:  13.0%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 476,622
                           Shares

                  (ii)     Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 462,622 Shares

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10. CERTIFICATIONS:

Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           February 9, 2001
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                                                                            Date

                                                           /s/ STEVEN LOGOTHETIS
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                                                                       Signature

                                                           Steven Logothetis
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                                                                      Name/Title